EXHIBIT 1.2














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                                   VOID AFTER:

                          DEALERS PURCHASE WARRANT FOR
                             SHARES OF COMMON STOCK

                                       OF

                            NORTHWOOD SERVICES, INC.


NO._______________________                                   WARRANT TO PURCHASE
                                                              ____________ UNITS

           (INCORPORATED UNDER THE LAWS OF THE STATE OF PENNSYLVANIA)

     THIS IS TO CERTIFY THAT (the "Warrant Holder") is entitled, upon the due exercise hereof and subject to the terms and conditions hereof, upon call by the company at any time after the effective date of the Registration Statement referred to in paragraph 2 herein, and, subject to the provisions of paragraph 5 below, before the close of business on _________________, (which date is 2 years from after the effective date of said Registration Statement), to purchase from Northwood Services, Inc. (the "Company") at a price of $7.20 per share up to ____________ shares of Common Stock, $._____ par value, (herein called "Common Shares" of the Company, upon surrender hereof, with the subscription form on the reverse side hereof duly filled out, at the Office of the company or any transfer agent for the Company's Common Shares, and upon simultaneous payment therefore in cash or by certified or official bank check payable to the order of the Company in New York Clearing House funds, at the price of $7.20 per share (hereinafter referred to as the "Purchase Price"); the number of shares which may be purchased, and the price, are subject to adjustments provided herein.

     1. The Company agrees that the Company will use its best efforts to keep a current Registration Statement or to take such other action as may be required, to permit a public trading of the Stock of the Company. The Company will bear the out-of-pocket expenses, disbursements and fees incurred by the Company in connection with its Registration Statement filed or other action taken pursuant to the paragraph, including all expenses, disbursements and fees in connection with such filings.

     2. The Warrant holder agrees, for himself and all subsequent holders of these Warrants, to cooperate with the Company in the preparation and filing of any Registration Statement or the taking of any other action by the Company pursuant to paragraph 1 above.



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     3. Unless this Warrants is surrendered  and payment made as herein provided before the close of business on ___________________ (the "Expiration Date"), this Warrant will become wholly void and all rights evidenced hereby will terminate.

     4. Subject to the provisions of paragraph 1 above, this Warrant may be exchanged for a number of Warrants of the same tenor as this Warrant for the purchase in the aggregate of the same number of Common Shares of the company as are purchasable upon the exercise of this Warrant, upon surrender hereof at the office of the Company or any transfer agent of the Company's Common Shares with written instructions as to the denominations of the Warrants to be issued in exchange.

     5. If this Warrant is exercised for less than all the shares purchasable upon the exercise hereof, the holder shall be entitled to receive a new Warrant or Warrants of the same tenor as this Warrant for the purchase in the aggregate of the number of shares in respect of which this Warrant shall not have been exercised.

     6. The number of Common Shares of the Company purchasable on the Exercise of this Warrant and the Purchase Price per share shall be increased or decreased proportionately, as the case may be, without change in the aggregate purchase price, in case of the payment by the Company in Common Shares of dividends on the outstanding Common Share of the Company or in case of the subdivision, reclassification, combination of the outstanding Common Shares of the Company, or an similar issuance of Common Shares of the Company for no consideration. In case the Company is reorganized, or merged or consolidated with another corporation, the holder of this Warrant shall be entitled thereafter, upon the exercise hereof, to receive the number and kind of securities of such reorganized, merged or consolidated corporation he would have been entitled to receive in connection with such reorganization, merger to consolidation if he had been a holder of the number of Common Shares of the Company purchasable upon the exercise hereof immediately prior to the time such reorganization, merger or consolidation because effective. In no event shall the Company be required to issue any fractional share or script in lieu thereof or make any adjustment therefore in cash or otherwise in respect of any fraction of a share issuable upon the exercise hereof.

     7. The holder of this Warrant shall not be entitled to any rights of a shareholder of the Company in respect of any shares purchasable upon the exercise hereof, including voting, dividend or dissolution rights, until such shares have been paid for in full and issued to him. As soon a practicable after such exercise, the Company shall deliver a certificate or certificates for the


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number of full Common Shares issuable upon such exercise,  all of which shall be fully paid and non-assessable, to the person or persons entitled to receive the same; provided, however, that such certificate or certificates delivered to the holder of the surrendered Warrant shall bear a legend reading substantially as follows:

               Transfer of the shares represented by this Certificate is subject to certain restrictions set forth in certain Warrants pursuant to which these shares were purchased from the Company. Copies of these restrictions are on file at the principal office of the Company and at the office of the Transfer Agent for the Common Stock of the Company. No sale, offer to sell or transfer of such shares or of this certificate, or of any shares or other securities issued in exchange for or in respect of such shares shall be made unless a registration statement under the Securities Act of 1933, as amended, with respect to such shares, is in effect or an exception from the registration requirements of such Act is then in fact applicable to such shares.

Dated:_________________________                  Northwood Services, Inc.


                                              By:_______________________________

ATTEST:


By:____________________________
           Secretary


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